Exhibit 10.2

July 18, 2026

Charles Fuchs

Re: Employment Offer Letter

Dear Charlie,

Erasca, Inc. (the "Company") is pleased to offer you a position on the terms set forth in this letter (this "Agreement").

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DUTIES. You shall serve and shall perform such duties as are customarily associated with the position of President, Research & Development and such other duties as are assigned to you by your supervisor. You will report to Jonathan Lim, Chairman and CEO. You shall perform your services on a full time basis remotely, however, it is understood that you will make reasonable efforts to travel to the Company's offices as needed for key meetings and activities. Any hybrid or remote working arrangements are, at all times, subject to the discretion of the Company, and can be terminated or modified at any time. This is an exempt position.

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START DATE. Your start date will be on or after August 10, 2026. This offer, if not accepted, will expire at the close of business on July 22, 2026.

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COMPENSATION. Your initial compensation will be as follows:

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BASE SALARY. The semi-monthly pay for this position is $23,750.00, equivalent to an annual base salary of $570,000.00 less applicable taxes and other withholdings according to the Company's normal payroll practices.

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ANNUAL BONUS. You are also eligible for a bonus of up to 45% of your base salary, prorated for days worked based on your hire date, subject to the approval by the Board of Directors and achievement of corporate and individual performance. The annual bonus, if any, shall be calculated in accordance with the Company's bonus program and policies for similarly situated employees.

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STOCK OPTIONS. Subject to the approval of the Company's board of directors, you will be granted stock options to purchase 1,300,000 shares of the Company's common stock at an exercise price per share equal to the market closing price per share of the Company's common stock on the date of grant (the "Stock Options").

The Stock Options will be granted pursuant to the Company's 2021 incentive award plan (the "Plan"). The Stock Options will be subject to the terms and conditions of the Plan, your notice of grant, and your stock option agreement. The vesting commencement date for the Stock Options is your employment start date. The Stock Options will vest over a four-year vesting schedule, with 25% of the total number of shares subject to the award vesting on the one-year anniversary of the vesting commencement date, and 1148th of the total number of shares subject to the award vesting on the same day of the month as the vesting commencement date (or the last day of the month if such month does not have such day) each month thereafter, subject to the recipient's continued employment or service with the Company on each vesting date.

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BENEFITS. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will initially be entitled to 18 days of paid time off each year, accruing on a semi-monthly basis; 40 hours of paid sick leave each year, front loaded each January 1; one floating holiday each year, to use at your discretion; and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.
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WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

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EXPENSES. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company's business, with appropriate documentation and in accordance with the Company's standard policies.

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SEVERANCE. Any rights to payments or benefits you may have in connection with any termination of employment will be governed by the Company's Severance and Change in Control Severance Plan (the "Severance Plan"), a copy of which has been provided to you. By signing this Agreement, you acknowledge your designation as a Tier 1 Covered Employee (as defined in the Severance Plan) in the Severance Plan and your understanding that you agree to all the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7.2 of the Severance Plan, and your Participation Agreement with respect to your participation in the Severance Plan (the "Participation Agreement") (in each case, which apply regardless of whether you receive any payments or benefits under the Severance Plan). A copy of your Participation Agreement is attached to this Agreement.

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SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(l)(B) of the Code. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(l)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

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COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS

AGREEMENT. As an employee of the Company, you are required to abide by all of the Company's then-current policies and procedures, including without limitation the Company's employee handbook. As a condition of your initial and continued employment, you agree to execute and abide by the terms of the Proprietary Information and Inventions Agreement (the "PIIA") that you shall have executed prior to your first date of employment.

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EMPLOYMENT TERMS. As a condition to your employment with the Company, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law. This offer is also contingent upon (c) the successful completion of a background check and positive references.

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OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party's confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company's activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity. If, in the Company's sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

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AT-WILL EMPLOYMENT. Your employment with the Company will be "at-will" at all times, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause (as defined in the Severance Plan). Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

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DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or the PUA, or the Participation Agreement, or any of their enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California, before a single, mutually-agreed neutral arbitrator, through Judicial Arbitration & Mediation Services/Endispute ("JAMS'') under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers' compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California

Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, you will not be entitled to obtain any monetary relief through such agencies other than workers' compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party's right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator's authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and you shall each bear its or your own expenses, such as attorneys' fees, costs and disbursements. Nothing herein shall prevent the Company or you from seeking a statutory award of reasonable attorneys' fees and costs. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Both you and the Company expressly waive your right to a jury trial. You further waive your right to pursue claims against the Company on a class basis; provided, however, that you do not waive your right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

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SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

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SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

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ENTIRE AGREEMENT. This Agreement the PIIA, and the Participation Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement the PIIA, Agreement supersede any other such promises, warranties, representations or agreements between you and the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

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GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter, the PIIA, and the Participation Agreement to our attention.

Sincerely,

Erasca, Inc.

/s/ Jonathan Lim

Name: JONATHAN LIM

Title: CHAIRMAN AND CEO

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/Charles Fuchs Date: July 28, 2026

Charles Fuchs